THE VANGUARD GROUP, INC.

AMENDMENT TO DEFINED CONTRIBUTION

CLEARANCE & SETTLEMENT AGREEMENT

THIS AMENDMENT TO DEFINED CONTRIBUTION CLEARANCE & SETTLEMENT AGREEMENT (this “Amendment”) is made this 21 day of March, 2022, by and between THE VANGUARD GROUP, INC. (“Vanguard”), a Pennsylvania corporation with its principal place of business in Pennsylvania, and PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY (the “Intermediary”), a Connecticut corporation with its principal place of business in Connecticut.

WITNESSETH:

WHEREAS, Vanguard and the Intermediary entered into a Defined Contribution Clearance & Settlement Agreement dated as of August 12, 2010, as amended to date (the “Agreement”); and

WHEREAS, Vanguard and the Intermediary deem it necessary and desirable to amend the Agreement in certain respects, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Definitions. Unless otherwise defined herein, capitalized terms in this Amendment shall have the meanings assigned in the Agreement.

2.           Amendment. The Agreement is hereby amended as follows:

a. Section 1(e) is hereby deleted in its entirety and replaced by the following:

“(e)      Availability of Vanguard Fund Shares. The parties acknowledge and agree that the availability of shares of any Vanguard Fund shall be subject to the Vanguard Fund’s then-current prospectus and statement of additional information (including, but not limited to any terms and conditions therein relating to the placing or processing of purchase, redemption, and exchange orders and the timing thereof. The parties also acknowledge and agree that the availability of shares of any Vanguard Fund shall be subject to applicable federal and state laws, and applicable rules and regulations of the SEC and the Financial Industry Regulatory Authority, Inc. (“FINRA”). The Vanguard Funds and Vanguard reserve the right to reject any purchase order that they, in their sole judgment, deem not to be in the best interests of a Vanguard Fund.”

b.        The following are added to the Agreement as Sections 4(b)(xii), 4(b)(xiii), 4(b)(xiv), and 4(b)(xv):

“(xii). The Intermediary (or the applicable Underlying Intermediary or other financial intermediary selling or offering to sell any Vanguard Fund) is responsible for all determinations related to the suitability of investments for Accounts, Contract owners, Plans, or Plan Participants.

(xiii)    It (or the applicable Underlying Intermediary) shall place purchase orders for shares of a Vanguard Fund only on behalf of an Account, Contract owner, Plan, or Plan participant whose account address recorded on the Intermediary’s (or relevant Underlying Intermediary’s) books is in a state or other U.S. jurisdiction in which Vanguard has advised the Intermediary that such Vanguard Fund’s shares are qualified for sale or exempt from such qualification. Vanguard shall promptly notify the Intermediary of any change in the status of the salability of any such Vanguard Fund’s shares.

(xiv)    It understands and acknowledges that the Vanguard Funds are not registered for sale in any jurisdiction outside the United States, and it (and the Underlying Intermediaries) will not take any action (or fail to take any required action) that would cause Vanguard, any of its subsidiaries or affiliates, or any Vanguard Fund to register in any capacity with any jurisdiction outside the United States (including, but not limited to, sell or offer to sell any Vanguard Fund to any individual or entity that is not a United States resident in any way that would require any such registration with any authority in any foreign jurisdiction).

(xv)    The Intermediary will not establish, nor permit any Underlying Intermediary, Account, Contract owner, a Plan or a Plan fiduciary or participant to establish, an account in any Vanguard Fund that is a retail money market fund, as defined in Rule 2-a7 under the 1940 Act (“Retail MMF”), at any time during the term of this Agreement.”

c.      Section 6(l) is hereby deleted in its entirety and replaced with the following revised Section 6(l):

“(l)    Account and Plan Transactions and Restrictions

(i)      The Intermediary agrees that it will provide, not later than five Business Days after receipt of a written request by Vanguard on behalf of a Vanguard Fund, the Taxpayer Identification Number of any or all Account(s), Contract owner(s), Plan(s), and/or Plan participant(s) and the amount, date, name of investment professional associated with the Account, Contract owner, Plan or Plan participant (if any), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of shares of such Vanguard Fund held through an account maintained by the Intermediary or an Underlying Intermediary during the specific period covered by the request. Unless required by applicable law, rule or regulation, Vanguard and the Vanguard Funds agree not to use the information received under this Section for marketing or any other purpose not related to (A) limiting or reducing abusive trading in shares issued by the Vanguard Funds or (B) collecting purchase or redemption fees (if any).

(ii)      The Intermediary agrees that it will execute, or cause the relevant Underlying Intermediary to execute, written instructions from Vanguard on behalf of a Vanguard Fund, including instructions to restrict or prohibit purchases or exchanges of Vanguard Fund shares in specific accounts or by or on behalf of specific Accounts, Contract owners, Plans, and/or Plan participants identified by such Vanguard Fund. Any such instructions by Vanguard shall include the Taxpayer Identification Number or equivalent identifying number of the Account(s), Contract owner(s), Plan(s), or Plan participant(s) to which the instructions relate and the specific restriction(s) to be executed. The Intermediary agrees that it will execute, or cause the relevant Underlying Intermediary to execute, any such instructions as soon as reasonably practicable, but not later than five Business Days after receipt of the instructions by the Intermediary.

(iii)     The Intermediary will provide to Vanguard, or will cause any applicable Underlying Intermediaries to provide to Vanguard, the identity of, and any other information concerning, the Accounts and Plans (including the type of plan), where Vanguard, a Vanguard Fund, or a Vanguard Fund’s advisor, transfer agent or distributor is required by an applicable law, rule or regulation, including the rules and regulations of any self-regulatory organization, to obtain such information, and

Vanguard makes a written request, with reasonable advance notice, to the Intermediary for such information. Vanguard and the Vanguard Funds shall treat all such information as confidential pursuant to Section 11 of this Agreement and shall not use, or permit the use of, such information for any purpose other than those necessary to comply with the applicable law, rule or regulation.”

d.        The following is hereby added as new Section 6 (m):

  “(m) Money Market Funds.

(i)      If an account is opened in any Vanguard Fund that is a Retail MMF, the following shall apply: Vanguard shall be authorized to cancel the order by means of which the account was established and to terminate the account at any time, and to cancel any purchase order for a Retail MMF. Any such cancellation and termination shall be on a current day basis, and Vanguard shall return to the Intermediary the lesser of (A) the amount initially invested or (B) the current value of such investment.

(ii)      Should any account in a Retail MMF inadvertently be opened and a purchase of shares of a Retail MMF inadvertently be executed, the Intermediary agrees to (a) cooperate with Vanguard in good faith to redeem such Retail MMF shares in an orderly and fair manner as agreed to by the parties and (b) apply any Vanguard Fund policies related to Retail MMFs, as communicated to the Intermediary by Vanguard.”

e.       Section 26 is hereby deleted in its entirety and replaced with the following revised Section 26:

“26.     Notices. Any notice required or permitted hereunder will be in writing and will be given by personal service, mail, email or facsimile to the other party at the address set forth below (or such other address as the other party may specify by written notice to the first party). Notice will be effective upon receipt if by mail or email, on the date of personal delivery (by private messenger, courier service or otherwise), or upon receipt of facsimile, whichever occurs first, at:

Vanguard:	The Vanguard Group, Inc.
100 Vanguard Boulevard, 221
Malvern, PA 19355
Attention: Financial Advisor Services Operations Fax. No.: (484) 582-4814
Intermediary_notices@vanguard.com

Copy to:	The Vanguard Group, Inc.
Legal Department, V26 100 Vanguard Boulevard
Malvern, PA 19355
Attention: Intermediary Agreements Fax No.: (610) 503-5737

Intermediary:	Prudential Retirement Insurance & Annuity Company VP, Investments
280 Trumbull Street
Hartford, CT 06103
Fax No.: 860-534-2910
Douglas.McIntoshJr@prudential.com

f.         The following is added to the Agreement as Paragraph 29:

“29.     Interpretation. Unless the context of this Agreement clearly requires otherwise, (i) references to the plural include the singular, the singular the plural, the part the whole, (ii) references to any gender include all genders, (iii) “including” has the inclusive meaning frequently identified with the phrase “but not limited to”, and (iv) references to “hereunder” or “herein” relate to this Agreement or this Amendment, as applicable. The section headings of this Agreement and this Amendment are for reference and convenience only and shall not be considered in the interpretation of this Agreement or this Amendment.”

3.          No Other Amendments. Except as specifically modified herein, the Agreement remains in full force and effect.

4.          Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Amendment shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of all parties hereto. For the purposes hereof, a signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be deemed an original and shall bind the parties just as would the exchange of originally signed copies.

[Signature Page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on their behalf by their duly authorized officers as of the date first written above.

THE VANGUARD GROUP

/s/ Marisa Tilghman
By: Marisa Tilghman
Title: Principal

PRUDENTIAL RETIREMENT INSURANCE
AND ANNUITY COMPANY

/s/ Douglas McIntosh, Jr.
By: Douglas McIntosh, Jr.
Title: Vice President